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                              EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT ("AGREEMENT") is made and entered into in Travis County, Texas, subject to the terms and conditions hereof, as of the ____ day of _____________ (the "EFFECTIVE DATE"), by and between SCHLOTZSKY'S, INC., a Texas corporation (together with its successors and assigns) (collectively "COMPANY"), and___________ ( "EMPLOYEE"), whose address is {STREET ADDRESS} , {CITY} , {STATE} , {ZIP CODE} .

Employee is currently employed as___________ for Company, and Company and Employee desire to continue such employment pursuant to the terms and conditions set forth in this Agreement. Both Company and Employee have read and understood the terms and provisions set forth in this Agreement and have been afforded a reasonable opportunity to review this Agreement with their respective legal counsel.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, Employee and Company agree as follows:

1. COMPENSATION AND BENEFITS. During the Term of this Agreement as defined in Section 2 below, Employee shall be entitled to receive the following:

         (a) SALARY. Employee shall be paid a salary at the rate of $___________ per semi-monthly pay period, less applicable taxes, social security and withholding of other amounts in accordance with Company's regular payroll practices, subject to raises which may be awarded in the discretion of Company in the normal course of business.

         (b) BUSINESS EXPENSES. Employee shall be reimbursed for all reasonable pre-approved expenses that Employee incurs in the performance of Employee's duties and obligations under this Agreement, provided that Employee shall be required to submit receipts or other acceptable documentation to Company to verify such expenses in accordance with Company's ordinary business practices.

         (c) VACATION. Company agrees to provide Employee with___________ weeks of paid vacation per year and accruing at___________ hours of vacation time per full month of employment during the Term of this Agreement in accordance with Company's established vacation accrual policy set forth in Company's Employee Handbook.

         (d) BENEFITS. Company and Employee acknowledge and agree that certain other employee benefits will be provided to Employee incident to Employee's employment with Company. Except as specifically modified by this Agreement, these employee benefits shall be governed by Company's respective benefit plan documents and Company's Employee Handbook.

2.       TERM. This Agreement shall continue in full force and effect for ONE
(1) YEAR, commencing on the Effective Date and expiring on (the "EXPIRATION DATE").

3.       TERMINATION OF EMPLOYMENT.

         (a) AT-WILL EMPLOYMENT. Employee's employment with Company shall continue to be terminable at will, with or without notice. Company and Employee shall each have the right to terminate the employment relationship for any or no reason, with or without notice.

         (b) TERMINATION BY EMPLOYEE. Subject to the provisions of Section 3(e), if Employee resigns or otherwise terminates Employee's employment with Company during the term of this Agreement, then Employee shall not be entitled to any severance pay; provided, however, that Employee shall receive any accrued salary and other benefits attributable to Employee's employment prior to such termination.


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         (c)      TERMINATION BY COMPANY WITH CAUSE. Subject to the provisions of Section 3(e), if Company terminates the employment of Employee for Cause (as defined below) at any time during the term of this Agreement, then Employee shall not be entitled to any severance pay [except as specifically provided in
Section 3(c)(1) below]; provided, however, that Employee shall receive any accrued salary and other benefits attributable to Employee's employment prior to such termination.

                  "CAUSE" shall mean any one or more of the following:

                  (1) DEATH. If Employee dies; provided, however, that Employee's estate shall be paid any salary and other benefits that Employee earned until the date of Employee's death plus one additional calendar month of salary in the time and manner in which Employee would have been regularly been paid such salary;

                  (2) LONG-TERM DISABILITY PREVENTING PERFORMANCE OF ESSENTIAL JOB FUNCTIONS FOR 84 CONSECUTIVE CALENDAR DAYS. If Employee becomes physically or mentally disabled as that term is defined in Company's Long Term Disability Plan such that Employee can no longer perform the essential functions of Employee's position, with or without reasonable accommodation, for a period of eighty-four (84) consecutive calendar days;

                  (3) GROSS MISCONDUCT. If Employee engages in gross misconduct during the course and scope of Employee's employment with Company, including, but not limited to: illegal use of drugs on Company premises; insubordination; dishonesty; acts or omissions unauthorized by Company which cause Company damage; material misrepresentations concerning Company or its officers, directors, or employees; unlawful harassment; insider trading; or any violations of Company's Employee Handbook which would subject Employee to immediate dismissal;

                  (4) FRAUD OR CERTAIN CRIMINAL ACTS. If Employee commits any act or omission constituting fraud, or embezzles Company property or funds, or is convicted of, or pleads nolo contendere to a felony or to any crime involving moral turpitude; or

                  (5) VIOLATION OF OR NON-COMPLIANCE WITH AGREEMENT. If Employee materially breaches, violates or fails to comply with any one or more of the provisions of this Agreement (including, but not limited to, those provisions of Section 4 herein).

         (d) TERMINATION BY COMPANY WITHOUT CAUSE. Subject to the provisions of Section 3(e), if Company terminates the employment of Employee without Cause (as defined in the preceding paragraph) at any time during the term of this Agreement, then Employee shall receive a severance benefit equal to six (6) months of Employee's then current salary in exchange for a full and final release by Employee of all claims which might be asserted by or on behalf of Employee against Company, its affiliated companies, and each of their officers, directors, agents, and employees (collectively "Parties To Be Released") related to Employee's employment, separation from employment, and relationship with Parties To Be Released through date of Employee's termination. Such release shall not include those claims which cannot be waived by law. Severance pay required pursuant to this Section shall be payable in the manner and time in which Employee would have been regularly paid such salary. Company shall pay such severance less usual withholding for taxes, FICA, and other standard deductions. Employee shall remain fully responsible for all payments of federal and state taxes resulting from the receipt of such severance.

         (e) TERMINATION BY COMPANY OR EMPLOYEE AFTER CHANGE OF CONTROL DATE. Subject to the provisions of Section 3(f), if a Change of Control Date (as defined below) occurs at any time during the term of this Agreement, and either Company terminates employment of Employee with or without cause within six (6) months after the Change in Control Date or Employee terminates employment of Employee due to a Change in Circumstances (as defined below) within six (6) months after the Change in Control Date, then Employee shall receive a severance benefit equal to twelve (12) months of Employee's then current salary in exchange for a full and final release by Employee of all claims which might be asserted by or on behalf of Employee against Company, its affiliated companies, and each of their officers, directors, agents, and employees (collectively "Parties To Be Released") related to Employee's employment, separation from employment, and relationship with Parties To Be Released through date of Employee's termination. Such release shall not include those claims which cannot be waived by law. Severance pay required pursuant to this Section shall be


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payable in the manner and time in which Employee would have been regularly paid such salary. Company shall pay such severance less usual withholding for taxes, FICA, and other standard deductions. Employee shall remain fully responsible for all payments of federal and state taxes resulting from the receipt of such severance. This Section 4(e) shall apply regardless whether the date of such termination falls outside the Term of this Agreement.

         A "CHANGE OF CONTROL DATE" shall be deemed to have occurred on the date on which one or more of the following events occurs:

                  (1) A tender offer or exchange offer for at least 20% of the outstanding Common Stock of Company is consummated;

                  (2) The shareholders of Company approve an agreement to merge or consolidate Company into another corporation or entity or to sell all of substantially all of the assets or adopt a plan of liquidation;

                  (3) Any person, group or entity becomes the beneficial owner of at least 20% of the outstanding Common Stock of Company in a transaction which has not been approved in advance by the Board of Directors of Company;

                  (4) The directors on the Board of Directors of Company at the beginning of any two year period cease to constitute a majority at any time during such two year period, other than by reason of death or retirement.

However, in no event shall a Change of Control Date be deemed to have occurred if the Board of Directors of Company as constituted prior to the event(s) constituting a Change of Control Date, by written action taken prior to, and with respect to, an event otherwise constituting a Change of Control Date, determines that such even shall not constitute a Change of Control Date for purposes of this Agreement.

         A "CHANGE IN CIRCUMSTANCES" shall be deemed to be one or more of the following:

                  (1) A change in the nature or scope of the authority, powers, functions or duties related to Employee's most recent position prior to the Change of Control Date (as defined above), a change in the location of Employee's principal office which is not acceptable to Employee, a twenty percent (20%) or greater change in the amount of Employee's travel for Company prior to the Change of Control Date, or any reduction in Employee's compensation after the Change of Control Date; in each event which is not remedied within thirty (30) days after written notice thereof from Employee to Company;

                  (2) Breach by Company of any of its obligations to Employee under this Agreement which is not remedied within 30 days after written notice thereof from Employee to Company; or

                  (3) After the Change of Control Date (as defined above), Employee has made a good faith determination that Employee's position has been significantly affected by the underlying event(s) giving rise to the Change of Control Date, that Employee is unable to carry out Employee's authority, powers, and duties of Employee's most recent position prior to the Change of Control Date, and that Company has not remedied the situation within thirty (30) days of written notice of such determination from Employee to Company.


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         (f)      EXCISE TAX ON TOTAL PAYMENTS.

                  (i) REDUCTION OF TOTAL PAYMENTS. At Employee's election by written notice to Company, if any payment received or to be received by Employee whether payable pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with Company (including, but not limited to, stock option agreements), any person whose actions result in a Change of Control Date or other change of control of Company, or any person affiliated with Company or such person (the "Total Payments"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, as amended ("IRC
Section 4999"), the Total Payments, beginning with any payment due under this Agreement, will be reduced until no portion of the Total Payments is subject to the excise tax imposed by IRC Section 4999. Company shall make the initial determination as to whether any of the Total Payments would be subject to the excise tax under IRC Section 4999 utilizing any professionals selected by Company and agreeable to Employee. Employee shall notify Company in writing of any claim by the Internal Revenue Service that, if successful, would require Employee to pay any excise tax under IRC Section 4999, and if Employee has elected to reduce Total Payments as described under this Section 3(f), Employee shall promptly refund any of the Total Payments Employee received that would cause the imposition of such tax.

                  (ii) EMPLOYEE RESPONSIBLE FOR ANY TAXES. Employee shall remain fully responsible for all excise taxes imposed by IRC Section 4999 and all other payments of federal and states taxes resulting from the receipt of the Total Payments.

4.       EMPLOYEE COVENANTS.

         (a) NON-DISCLOSURE OF CONFIDENTIAL, PROPRIETARY INFORMATION. Employee acknowledges and agrees that Employee has acquired and, during the Term of this Agreement, will acquire the use of Company's confidential, Proprietary Information as defined herein. Employee acknowledges that Company's Proprietary Information is a unique and valuable asset of Company and that any disclosure of the Proprietary Information by Employee at any time after the Effective Date, including after the Term of this Agreement and/or after the term of Employee's employment, could gravely affect Company's ability to successfully conduct its business and cause Company to suffer irreparable injury. Therefore, after the Effective Date, during the Term of this Agreement and/or after the expiration or termination date of this Agreement, Employee hereby agrees to preserve and hold in confidence the Proprietary Information, not to use the Proprietary Information in any way, directly or indirectly, and to avoid disclosure of the Proprietary Information to any person or entity of any kind without the express written consent of Company, except as such disclosure may be necessary to accomplish Employee's duties set forth in this Agreement.

         For purposes of this Agreement, "PROPRIETARY INFORMATION" shall mean
(i) the names of any of Company's suppliers or customers and any information related thereto; (ii) any information considered confidential by Company and any information concerning Company's business including, but not limited to, information about Company's operations, plans, processes, management, etc.;
(iii) Company's trade secrets, including any information or material, not generally known in the industry in which Company is engaged whether developed by Employee or by other employees of Company; (iv) existing, pending or anticipated contractual arrangements; and (v) the salaries and capabilities of Company's employees; provided, however, that Proprietary Information shall not include information which is in the public domain by action of Company or any other person entitled to release such information.

         (c) DELIVERY OF RECORDS AND PROPERTY. Upon termination of Employee's employment with Company, Employee shall promptly return all records, files, documents, materials and copies relating to Company or its business and any other property (including computer equipment) belonging to Company.

         (d) NON-SOLICITATION AND NON-INTERFERENCE. During the period Employee receives any severance benefits under this Agreement, Employee agrees not to: (i) induce or attempt to induce any employee of Company to leave the employ of Company; (ii) hire directly or through another entity any person who was an employee of Company; (iii) in any way interfere with the relationship between Company and any employee thereof; or (iv) induce or attempt to induce any customer, supplier, franchisee, licensee or other business relation of Company to cease doing business with


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Company or in any way interfere with the relationship between any such customer, supplier, franchisee, licensee or business relation and Company.

         (e) NON-DISPARAGEMENT AND NON-DEFAMATION; NO UNAUTHORIZED STATEMENTS TO THIRD PARTIES. Employee shall not make any oral or written statements disparaging or defaming Company, its policies or programs, or its past or present officers, directors or employees. In addition, Employee shall not make any oral or written statements to third parties (including, but not limited to, the general public via postings on the internet, the press, financial analysts, auditors, institutional investors, franchisees, vendors or suppliers) which are: (i) not authorized by Company regarding Company, its policies or programs, its past or present officers, directors, or employees, or Company's Proprietary Information [as defined in Section 4(a) of this Agreement], and (ii) not required by operation of law.

         (f) REMEDIES. If Employee violates any of the provisions set forth in Section 4 of this Agreement, Employee acknowledges and agrees that Company will suffer immediate and irreparable harm. Consequently, Employee acknowledges and agrees that Company shall be entitled to immediate injunctive relief, either by temporary or permanent injunction, to prevent such a violation, and entitled to any other available remedies both at law and in equity, including, but not limited to, the recovery of damages and to the recovery of reasonable attorneys' fees and costs related Company's enforcement and prosecution of its rights and remedies as to Employee's violation(s).

5.       MISCELLANEOUS.

         (a) SEVERABILITY. The provisions of this Agreement are severable, and if any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, that finding shall in no way affect the validity or enforceability of any other provision of this Agreement. Any such invalid, illegal or unenforceable provision shall be deemed to be automatically modified, and, as so modified, to be included in this Agreement, such modification being made to the minimum extent necessary to render the provision valid, legal and enforceable.

         (b) WRITTEN AGREEMENT. All previous oral agreements regarding the subject matter of this Agreement are expressly superseded by this Agreement. This Agreement may not be amended, modified or rescinded except by a written agreement executed by Company and Employee.

         (c) GOVERNING LAW. THIS AGREEMENT SHALL FOR ALL PURPOSES BE GOVERNED BY, INTERPRETED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS. THE PARTIES HEREBY AGREE TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS.

         (d) SUBMISSION TO JURISDICTION. Each of the parties submits to the jurisdiction of any state or federal court or administrative agency in Travis County, Texas, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court or agency. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other county. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or equity.

         (e) LEGAL CONSULTATION. The parties acknowledge and agree that both parties have been accorded a reasonable opportunity to review this Agreement with legal counsel prior to executing the agreement and that every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party.

         (f) NOTICES. All notices required to be delivered under the terms of this Agreement shall be forwarded by personal delivery, expedited delivery service (e.g., Federal Express) or United States certified mail, return receipt requested. Notices shall be deemed to be communicated and effective on the earlier of the day of receipt or three days after mailing. Such notices shall be addressed to Employee at the address noted in the first paragraph of this


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Agreement and to Company at: Schlotzsky's, Inc., 203 Colorado Street, Austin,
Texas 78701, Attention: Legal Department. Any change of address notice shall be given in the manner prescribed herein.

         (g) ATTORNEYS' FEES. Notwithstanding any provision in this Agreement to the contrary, if any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs from the other party; provided, however that no party shall be a prevailing party unless such party has recovered more as a result of a final order resulting from judicial proceedings than the amount, if any, offered by an opposing party to settle the dispute.

         (h) SURVIVAL. Employee acknowledges that Employee will receive Proprietary Information and special training from Company; and that the provisions concerning Employee Covenants contained herein are valuable to Company and their protection, maintenance and enforcement constitute a legitimate interest to be protected by Company. Employee acknowledges that Employee has carefully considered these matters before entering into this Agreement. The provisions of Section 4 shall survive the termination of this Agreement. Employee acknowledges that Company will suffer irreparable injury if such provisions are violated and Company shall be entitled to injunctive relief, to all other available legal remedies both at law and in equity (including, but not limited, the recovery of damages), and to reasonable attorneys' fees and costs to enforce those provisions, and to such further relief to which it may demonstrate it is entitled.

TO BE EFFECTIVE as of the Effective Date as defined above.

COMPANY:

SCHLOTZSKY'S, INC.


By: ______________________________________       Date: _________________________
         John C. Wooley
Title:   President

EMPLOYEE:


__________________________________________       Date: _________________________

{EMPLOYEE NAME}


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